Exhibit 99 l.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

July 29, 2014

StoneCastle Financial Corp. 152 West 57th Street, 35th Floor New York, New York 10019

Re:	Opinion of Counsel

Ladies and Gentlemen:

We have acted as counsel to StoneCastle Financial Corp., a closed-end, non-diversified, management investment company formed as a corporation under the laws of the State of Delaware (the “Corporation”), in connection with the registration statement on Form N-2 (the “Registration Statement”) filed on July 29, 2014 by the Corporation with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the issuance by the Corporation of up to $50,000,000 in aggregate offering price of its shares of common stock, par value $0.001 per share, in connection with the offering described in the Registration Statement (the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering this opinion, we have examined a printer’s proof of the Registration Statement, the Corporation’s Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation, and the action of the Corporation that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Corporation. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the

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Corporation; and when issued and paid for upon the terms provided in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the statement of additional information that is being filed as part of the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP